Exhibit 99.1
Capri Holdings Limited Announces Second Quarter Fiscal 2024 Results
London — November 9, 2023 — Capri Holdings Limited (NYSE:CPRI), a global fashion luxury group, today announced its financial results for the second quarter of Fiscal 2024 ended September 30, 2023.
Second Quarter Fiscal 2024 Highlights
•Revenue decreased 8.6% on a reported basis and 10.1% in constant currency
•Adjusted operating margin of 12.2%
•Adjusted earnings per share of $1.13

John D. Idol, the Company's Chairman and Chief Executive Officer, said, "Capri Holdings' second quarter results were below our expectations due to macro-economic headwinds as well as Ecommerce implementation related challenges. In early July, we implemented a new Ecommerce platform for Michael Kors in the Americas. While we are excited about the long-term benefits, the transition negatively impacted our second quarter results. Additionally, during the quarter consumer demand for fashion luxury goods softened primarily in the Americas.”

Mr. Idol continued, “Despite near-term challenges, we remain focused on executing our strategic initiatives to drive long term sustainable growth at all three of our luxury houses. Versace, Jimmy Choo and Michael Kors continued to resonate with consumers as evidenced by the 11.4 million new consumers added across our databases, representing 15% growth over the last year. This reflects the strong brand equity and enduring value of our three iconic houses.”

Mr. Idol concluded, “We look forward to the successful completion of the merger transaction with Tapestry in calendar year 2024. We are confident that this combination will deliver value to our shareholders as well as provide new opportunities for our dedicated employees around the world as Capri Holdings becomes part of a larger and more diversified company. By joining with Tapestry, we will have greater resources and capabilities to accelerate the expansion of our global reach while preserving the unique DNA of our brands.”

Michael Kors Americas New Ecommerce Platform Implementation Update
In July 2023 the Company implemented a new state of the art Ecommerce platform for Michael Kors in the Americas. While the new platform is designed to improve the user experience and enhance consumer engagement, the transition created greater than anticipated challenges which negatively impacted Michael Kors revenue by approximately $50 million in the quarter. While trends have begun to improve, third quarter revenue will continue to be impacted. We believe the situation will be fully resolved during the fourth quarter.
Second Quarter Fiscal 2024 Results
Financial Results and non-GAAP Reconciliation
The Company’s results are reported in this press release in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and on an adjusted, non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release.
Overview of Capri Holdings Second Quarter Fiscal 2024 Results
•Total revenue of $1.29 billion decreased 8.6% compared to last year. On a constant currency basis, total revenue decreased 10.1%. Total company retail sales declined in the high-single-digits with trends being impacted by softening consumer demand primarily in the Americas as well as the Michael Kors Americas Ecommerce implementation issues discussed above. In wholesale, revenue decreased low-double-digits given softer demand in the Americas.
•Gross profit was $832 million and gross margin was 64.4%, compared to $951 million and 67.4% in the prior year. Adjusted gross profit was $832 million and adjusted gross margin was 64.4%, compared to $948 million and 67.1% in the prior year. Gross profit margin decreased relative to prior year primarily related to lower full price sell throughs, mainly in the Americas, partially offset by lower supply chain costs.
•Income from operations was $100 million and operating margin was 7.7%, compared to $252 million and 17.8% in the prior year. Adjusted income from operations was $157 million and operating margin was 12.2%, compared to $280 million and 19.8% in the prior year. The decline in operating margin reflects lower gross margin, increased marketing investments and expense deleverage on lower revenue.
•Net income was $90 million, or $0.77 per diluted share, compared to $224 million, or $1.63 per diluted share, in the prior year. Adjusted net income was $133 million, or $1.13 per diluted share, compared to $245 million, or $1.79 per diluted share, in the prior year period.
•Net inventory as of September 30, 2023 was $1.1 billion, a 7% decrease compared to the prior year reflecting the Company's ongoing diligent inventory management. Management expects inventory levels to remain below prior year in the back half of fiscal 2024.
•On an annual basis, Capri Holdings expects to generate strong free cash flow, in line with historical levels. As a result, the Company expects to significantly reduce net debt by the end of the fiscal year.

Versace Second Quarter Fiscal 2024 Results
•Versace revenue of $280 million decreased 9.1% on a reported basis and 11.7% on a constant currency basis. The decline was primarily driven by softening consumer demand, mainly in the Americas, as well as the lapping of the successful Spring 22 Fendace collaboration. Revenue in the Americas declined 20.0%, while revenue in EMEA decreased 3.8% and revenue in Asia increased 1.7%. Versace’s global database increased by 1.6 million new names, representing 30% growth over the last year.
•Versace operating income was $35 million and operating margin was 12.5%, compared to $62 million and 20.1% in the prior year. The decline in operating margin rate was primarily due to the lapping of strong Fendace full-price sell-throughs in the prior year and the deleveraging of operating expenses on lower revenues.
Jimmy Choo Second Quarter Fiscal 2024 Results
•Jimmy Choo revenue of $132 million decreased 7.0% on a reported basis and 9.2% on a constant currency basis driven primarily by softening consumer demand, mainly in the Americas. Revenue in the Americas declined 11.6%, while revenue in EMEA was flat and revenue in Asia declined 11.9%. Jimmy Choo’s global database increased by 0.8 million new names, representing 16% growth over the last year.
•Jimmy Choo operating loss was $9 million and operating margin was (6.8)%, compared to operating income of $8 million and 5.6% in the prior year. The decline in operating margin rate was primarily due to higher store related costs and the deleveraging of operating expenses on lower revenues.
Michael Kors Second Quarter Fiscal 2024 Results
•Michael Kors revenue of $879 million decreased 8.6% on a reported basis and 9.7% on a constant currency basis. The decline versus prior year was primarily attributable to softening consumer demand, mainly in the Americas, as well as the Michael Kors Americas Ecommerce implementation issues discussed above. Revenue in the Americas declined 13.5%, while revenue in EMEA increased 2.8% and revenue in Asia decreased 1.9%. Michael Kors’ global database increased by 9.0 million new names, representing 14% growth over the last year.
•Michael Kors operating income was $169 million and operating margin was 19.2%, compared to $248 million and 25.8% in the prior year. The decline in operating margin rate was primarily related to lower full price sell throughs, mainly in the Americas, as well as increased marketing investments, and the deleveraging of operating expenses on lower revenues.

Outlook
Given the proposed merger transaction of Capri Holdings Limited by Tapestry, Inc., the Company does not intend to provide financial guidance.
Use of Non-GAAP Financial Measures
Constant currency effects are non-GAAP financial measures, which are provided to supplement our reported operating results to facilitate comparisons of our operating results and trends in our business, excluding the effects of foreign currency rate fluctuations. Because we are a global company, foreign currency exchange rates may have a significant effect on our reported results. We calculate constant currency measures and the related foreign currency impacts by translating the current year’s reported amounts into comparable amounts using prior year’s foreign exchange rates for each currency. All constant currency performance measures discussed below should be considered a supplement to and not in lieu of our operating performance measures calculated in accordance with U.S. GAAP. Additionally, this earnings release includes certain non-GAAP financial measures that exclude certain costs associated with restructuring and other charges, ERP implementation costs, Capri transformation costs, merger related costs and long-lived asset impairments. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding these items helps its management and investors compare operating performance based on its ongoing operations. While the Company considers the non-GAAP measures to be useful supplemental measures in analyzing its results, they are not intended to replace, nor act as a substitute for, any amounts presented in its consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-GAAP measures reported by other companies.
About Capri Holdings Limited
Capri Holdings is a global fashion luxury group consisting of iconic, founder-led brands Versace, Jimmy Choo and Michael Kors. Our commitment to glamorous style and craftsmanship is at the heart of each of our luxury brands. We have built our reputation on designing exceptional, innovative products that cover the full spectrum of fashion luxury categories. Our strength lies in the unique DNA and heritage of each of our brands, the diversity and passion of our people and our dedication to the clients and communities we serve. Capri Holdings Limited is publicly listed on the New York Stock Exchange under the ticker CPRI.
Forward-Looking Statements
This report contains statements which are, or may be deemed to be, “forward-looking statements.” Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Capri about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included herein, may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “plans”, “believes”, “expects”, “intends”, “will”, “should”, “could”, “would”, “may”, “anticipates”, “might” or similar words or phrases, are forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions, which could cause actual results to differ materially from those projected or implied in any forward-looking statements, including regarding the proposed merger transaction with a wholly-owned subsidiary of Tapestry, Inc. (the "Merger"). These risks, uncertainties and other factors include the impact of the COVID-19 pandemic; changes in consumer traffic and retail trends; the timing, receipt and terms and conditions of any required governmental and regulatory approvals for the proposed Merger that could delay or result in the termination of the proposed Merger, the occurrence of any other event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed Merger, the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed Merger in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed Merger, the risk that any announcements relating to the proposed Merger could have adverse effects on the market price of Capri's shares, the risk of any unexpected costs or expenses resulting from the proposed Merger, the risk of any litigation relating to the proposed Merger, the risk that the proposed Merger and its announcement could have an adverse effect on the ability of Capri to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, shareholders and other business relationships and on its operating results and business generally, and the risk the pending proposed Merger could divert the attention of Capri’s management; as well as those risks that are outlined in Capri’s disclosure filings and materials, which you can find on http://www.capriholdings.com, such as its Form 10-K, Form 10-Q and Form 8-K reports that have been filed with the SEC. Please consult these documents for a more complete understanding of these risks and uncertainties. Any forward-looking statement in this press release speaks only as of the date made and Capri disclaims any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.

CONTACTS:
Investor Relations:
Jennifer Davis
+1 (201) 514-8234
Jennifer.Davis@CapriHoldings.com
Media:
Press@CapriHoldings.com

SCHEDULE 1
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Total revenue	$1,291	$1,412	$2,520	$2,772
Cost of goods sold	459	461	876	920
Gross profit	832	951	1,644	1,852
Total operating expenses	732	699	1,464	1,369
Income from operations	100	252	180	483
Other income, net	(1)	(1)	—	(1)
Interest expense, net	3	5	11	1
Foreign currency (gain) loss	(3)	(11)	18	(7)
Income before income taxes	101	259	151	490
Provision for income taxes	11	35	13	63
Net income	90	224	138	427
Less: Net income attributable to noncontrolling interest	—	—	—	2
Net income attributable to Capri	$90	$224	$138	$425
Weighted average ordinary shares outstanding:
Basic	116,674,030	136,037,449	117,052,986	138,975,518
Diluted	117,563,573	137,051,575	117,923,103	140,392,780
Net income per ordinary share:
Basic	$0.77	$1.64	$1.18	$3.06
Diluted	$0.77	$1.63	$1.17	$3.03

SCHEDULE 2
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	September 30, 2023	April 1, 2023	October 1, 2022
Assets
Current assets
Cash and cash equivalents	$238	$249	$215
Receivables, net	383	369	441
Inventories, net	1,099	1,057	1,180
Prepaid expenses and other current assets	270	195	249
Total current assets	1,990	1,870	2,085
Property and equipment, net	542	552	470
Operating lease right-of-use assets	1,307	1,330	1,333
Intangible assets, net	1,676	1,728	1,634
Goodwill	1,268	1,293	1,256
Deferred tax assets	308	296	228
Other assets	255	226	196
Total assets	$7,346	$7,295	$7,202
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$355	$475	$370
Accrued payroll and payroll related expenses	95	154	117
Accrued income taxes	82	73	68
Short-term operating lease liabilities	406	429	396
Short-term debt	15	5	15
Accrued expenses and other current liabilities	291	314	312
Total current liabilities	1,244	1,450	1,278
Long-term operating lease liabilities	1,291	1,348	1,387
Deferred tax liabilities	508	508	513
Long-term debt	2,079	1,822	1,585
Other long-term liabilities	312	318	296
Total liabilities	5,434	5,446	5,059
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized; 225,768,777 shares issued and 116,140,358 outstanding at September 30, 2023; 224,166,250 shares issued and 117,347,045 outstanding at April 1, 2023 and 223,706,873 shares issued and 131,088,991 outstanding at October 1, 2022	—	—	—
Treasury shares, at cost (109,628,419 shares at September 30, 2023, 106,819,205 shares at April 1, 2023 and 92,617,882 shares at October 1, 2022)	(5,457)	(5,351)	(4,650)
Additional paid-in capital	1,392	1,344	1,311
Accumulated other comprehensive income	130	147	(35)
Retained earnings	5,846	5,708	5,517
Total shareholders’ equity of Capri	1,911	1,848	2,143
Noncontrolling interest	1	1	—
Total shareholders’ equity	1,912	1,849	2,143
Total liabilities and shareholders’ equity	$7,346	$7,295	$7,202

SCHEDULE 3
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED SEGMENT DATA
($ in millions)
(Unaudited)

		Three Months Ended		Six Months Ended
		September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Revenue by Segment and Region:

Versace	The Americas	$96	$120	$178	$235
	EMEA	125	130	241	237
	Asia	59	58	120	111
Versace Revenue		280	308	539	583

Jimmy Choo	The Americas	38	43	87	97
	EMEA	57	57	138	123
	Asia	37	42	90	94
Jimmy Choo Revenue		132	142	315	314

Michael Kors	The Americas	556	643	1,057	1,268
	EMEA	219	213	394	404
	Asia	104	106	215	203
Michael Kors Revenue		879	962	1,666	1,875

Total Revenue		$1,291	$1,412	$2,520	$2,772

Income (loss) from Operations:
Versace		$35	$62	$38	$114
Jimmy Choo		(9)	8	7	27
Michael Kors		169	248	299	470
Total segment income from operations		195	318	344	611
Less: Corporate expenses		(71)	(55)	(142)	(115)
Impairment of assets		(20)	(11)	(20)	(11)
Merger related costs		(4)	—	(4)	—
Restructuring and other (expense) income		—	(3)	2	(6)
COVID-19 related charges		—	3	—	4
Total Income from Operations		$100	$252	$180	$483

Operating Margin (Loss):
Versace		12.5%	20.1%	7.1%	19.6%
Jimmy Choo		(6.8)%	5.6%	2.2%	8.6%
Michael Kors		19.2%	25.8%	17.9%	25.1%
Capri		7.7%	17.8%	7.1%	17.4%

SCHEDULE 4
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
SUPPLEMENTAL RETAIL STORE INFORMATION
(Unaudited)

	As of
Retail Store Information:	September 30, 2023	October 1, 2022
Versace	230	217
Jimmy Choo	237	238
Michael Kors	802	821
Total number of retail stores	1,269	1,276

SCHEDULE 5
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSTANT CURRENCY DATA
(In millions)
(Unaudited)

	Three Months Ended		% Change
	September 30, 2023	October 1, 2022	As Reported	Constant Currency
Total Revenue:
Versace	$280	$308	(9.1)%	(11.7)%
Jimmy Choo	132	142	(7.0)%	(9.2)%
Michael Kors	879	962	(8.6)%	(9.7)%
Total Revenue	$1,291	$1,412	(8.6)%	(10.1)%

	Six Months Ended		% Change
	September 30, 2023	October 1, 2022	As Reported	Constant Currency
Total Revenue:
Versace	$539	$583	(7.5)%	(9.1)%
Jimmy Choo	315	314	0.3%	(0.3)%
Michael Kors	1,666	1,875	(11.1)%	(11.5)%
Total Revenue	$2,520	$2,772	(9.1)%	(9.7)%

SCHEDULE 6

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30, 2023
	As Reported	Impairment Charges	Restructuring and Other Expense (1)	ERP Implementation(2)	Capri Transformation (3)	Merger Related Costs	As Adjusted
Gross profit	$832	$—	$—	$—	$—	$—	$832

Operating expenses	$732	$(20)	$—	$(4)	$(29)	$(4)	$675

Total income from operations	$100	$20	$—	$4	$29	$4	$157

Foreign currency gain	$(3)	$—	$—	$—	$—	$—	$(3)

Income before provision for income taxes	$101	$20	$—	$4	$29	$4	$158
Provision for income taxes	$11	$4	$—	$1	$8	$1	$25
Net income attributable to Capri	$90	$16	$—	$3	$21	$3	$133
Diluted net income per ordinary share - Capri	$0.77	$0.13	$—	$0.03	$0.18	$0.02	$1.13
______________________
(1)Amounts impacting operating expenses primarily include a gain related to the termination of certain leases offset by expenses related to equity awards associated with the acquisition of Gianni Versace S.r.l.
(2)Represents a multi-year ERP implementation which includes accounting, finance and wholesale and retail inventory solutions in order to create standardized finance IT applications across our organization. This ERP implementation will continue through Fiscal 2026 and we expect expenditures up to $170 million.
(3)The Capri transformation program represents a multi-year, multi-project initiative extending through Fiscal 2026 intended to improve the operating effectiveness and efficiency of our organization by creating best in class shared platforms across our brands and by expanding our digital capabilities. These initiatives cover multiple aspects of our operations including supply chain, marketing, omni-channel customer experience, e-commerce, data analytics and IT infrastructure. Through Fiscal 2026, we expect expenditures up to $220 million related to these efforts.

SCHEDULE 7

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Six Months Ended September 30, 2023
	As Reported	Impairment Charges	Restructuring and Other Expense (1)	ERP Implementation (2)	Capri Transformation (3)	Merger Related Costs	As Adjusted
Gross profit	$1,644	$—	$—	$—	$—	$—	$1,644

Operating expenses	$1,464	$(20)	$2	$(9)	$(57)	$(4)	$1,376

Total income from operations	$180	$20	$(2)	$9	$57	$4	$268

Foreign currency loss	$18	$—	$(17)	$—	$—	$—	$1

Income before provision for income taxes	$151	$20	$15	$9	$57	$4	$256
Provision for income taxes	$13	$4	$3	$2	$12	$1	$35
Net income attributable to Capri	$138	$16	$12	$7	$45	$3	$221
Diluted net income per ordinary share - Capri	$1.17	$0.14	$0.10	$0.06	$0.38	$0.02	$1.87
______________________
(1)Amounts impacting operating expenses primarily includes a gain on the sale of a long-lived corporate asset partially offset by expenses related to equity awards associated with the acquisition of Gianni Versace S.r.l.. The foreign currency exchange loss represents a charge recognized in conjunction with restructuring activities to rationalize certain legal entities within our structure.
(2)Represents a multi-year ERP implementation which includes accounting, finance and wholesale and retail inventory solutions in order to create standardized finance IT applications across our organization. This ERP implementation will continue through Fiscal 2026 and we expect expenditures up to $170 million.
(3)The Capri transformation program represents a multi-year, multi-project initiative extending through Fiscal 2026 intended to improve the operating effectiveness and efficiency of our organization by creating best in class shared platforms across our brands and by expanding our digital capabilities. These initiatives cover multiple aspects of our operations including supply chain, marketing, omni-channel customer experience, e-commerce, data analytics and IT infrastructure. Through Fiscal 2026, we expect expenditures up to $220 million related to these efforts.

SCHEDULE 8

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended October 1, 2022
	As Reported	Impairment Charges	Restructuring and Other Expense (1)	COVID-19 Related Expenses	ERP Implementation	Capri Transformation	As Adjusted
Gross profit	$951	$—	$—	$(3)	$—	$—	$948

Operating expenses	$699	$(11)	$(3)	$—	$(7)	$(10)	$668

Total income from operations	$252	11	$3	$(3)	$7	$10	$280

Income before provision for income taxes	$259	$11	$3	$(3)	$7	$10	$287
Provision for income taxes	$35	$2	$1	$(1)	$2	$3	$42
Net income attributable to Capri	$224	$9	$2	$(2)	$5	$7	$245
Diluted net income per ordinary share - Capri	$1.63	$0.07	$0.01	$(0.01)	$0.04	$0.05	$1.79
______________________
(1)Primarily Includes expenses related to equity award associated with the acquisition of Gianni Versace S.r.l.

SCHEDULE 9

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Six Months Ended October 1, 2022
	As Reported	Impairment Charges	Restructuring and Other Expense(1)	COVID-19 Related Charges	ERP Implementation	Capri Transformation	As Adjusted
Gross profit	$1,852	$—	$—	$(4)	$—	$—	$1,848

Operating expenses	$1,369	$(11)	$(6)	$—	$(16)	$(19)	$1,317

Total income from operations	$483	$11	$6	$(4)	$16	$19	$531

Income before provision for income taxes	$490	$11	$6	$(4)	$16	$19	$538
Provision for income taxes	$63	$2	$2	$(1)	$4	$6	$76
Net income attributable to Capri	$425	$9	$4	$(3)	$12	$13	$460
Diluted net income per ordinary share - Capri	$3.03	$0.06	$0.03	$(0.02)	$0.09	$0.09	$3.28
______________________
(1)Primarily Includes expenses related to equity award associated with the acquisition of Gianni Versace S.r.l.